NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206

FOR RELEASE: 4:15 PM (Eastern) July 30, 2013

CONMED Corporation Adds Two New Board Members

Utica, New York, July 30, 2013 ----- CONMED Corporation (Nasdaq: CNMD) today announced the appointment of two new members to its Board of Directors. With these additions the Board membership increases from seven to nine Directors.

“I am very pleased to have Brian Concannon and Dirk Kuyper become members of our Board,” commented Mr. Joseph Corasanti, Chief Executive Officer and President. “They are both extraordinarily qualified as evidenced by their leadership roles in the medical technology industry. I am confident they will provide valuable counsel as CONMED continues to grow for the benefit of our customers, shareholders and employees.”

Brian Concannon is President, Chief Executive Officer and a member of the Board of Directors of Haemonetics Corporation (NYSE: HAE), a global healthcare company dedicated to providing innovative blood management solutions to clinicians in hospitals and blood collection services. He was appointed to his current role in 2009 having served in other executive roles within Haemonetics from 2003 to 2009. His prior experience includes senior sales and marketing positions with Cardinal Health Medical Products, Allegiance Healthcare and Baxter Healthcare Corporation. He is a graduate of the United States Military Academy at West Point and served as an officer in the United States Army before entering the medical technology industry.

Dirk Kuyper is President and Chief Executive Officer of IlluminOss Medical, Inc., a privately-held clinical stage medical device company and pioneer in the development of minimally invasive, patient-customized orthopedic systems for the stabilization and treatment of bone fractures. Prior to joining IlluminOss earlier this year, he was President and Chief Executive Officer of Alphatec Spine, Inc., a medical technology company focused on the surgical treatment of disorders of the spine. Prior to that, he was President of Aesculap, Inc., a medical device company specializing in surgical instrumentation for general, neurologic and orthopedic surgery specialties. He is a graduate of the University of Miami and also served as an officer in the United States Army before entering the medical technology industry.

About CONMED

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology. Headquartered in Utica, New York, the Company’s 3,600 employees distribute its products worldwide from several manufacturing locations. CONMED has a direct selling presence in 16 countries outside the United States and international sales constitute approximately 50% of the Company’s total sales.

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